The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Amendment No. 1 Dated December 7, 2017 Relating to Preliminary Pricing Supplement Dated December 7, 2017

Pricing Supplement dated December , 2017 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Market Linked Notes

Linked to the EURO STOXX 50® Equal Weight Index due on or about June 30, 2023

Investment Description

Market Linked Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the EURO STOXX 50® Equal Weight Index (the “Underlying”). If the Underlying Return is positive, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Underlying Return times the Participation Rate, which will be set on the Trade Date and will be equal to a percentage between 101.00% and 110.00%. If the Underlying Return is zero or negative, the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Growth Potential: If the Underlying Return is positive, the Issuer will pay the principal amount of the Notes at maturity plus a return equal to the Underlying Return times the Participation Rate.

❑ Repayment of Principal at Maturity: If the Underlying Return is zero or negative, the Issuer will repay the principal amount of the Notes at maturity but you will not receive any positive return on your investment. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	December 27, 2017
	Settlement Date:	December 29, 2017
	Final Valuation Date[2]:	June 27, 2023
	Maturity Date[2]:	June 30, 2023

[1]     Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.

[2]     Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: YOU MAY RECEIVE ONLY YOUR PRINCIPAL AMOUNT AT MATURITY AND YOU MAY NOT RECEIVE ANY POSITIVE RETURN ON THE NOTES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Market Linked Notes linked to the EURO STOXX 50® Equal Weight Index. The Initial Underlying Level and Participation Rate will be set on the Trade Date. The Initial Underlying Level will be the Closing Level of the Underlying on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Underlying	Participation Rate	Initial Underlying Level	CUSIP / ISIN
EURO STOXX 50® Equal Weight Index (SX5EWE)	101.00% to 110.00%	•	06746N345 / US06746N3456

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.35	$9.65
Total	$•	$•	$•

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.053 and $9.453 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refers to the Market Linked Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range for the Participation Rate set forth in this pricing supplement. We determined the size of the range for the Participation Rate based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eleven months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

♦  You seek an investment with a return linked to the performance of the Underlying, and you believe the Underlying will appreciate over the term of the Notes.

♦  You can tolerate receiving only your principal amount at maturity if the Underlying remains flat or depreciates over the term of the Notes.

♦  You would be willing to invest in the Notes if the Participation Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Participation Rate will be set on the Trade Date).

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline.

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Underlying.

♦  You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You understand and are willing to accept the risks associated with the Underlying.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

♦  You do not seek an investment with exposure to the Underlying, or you believe the Underlying will depreciate over the term of the Notes.

♦  You cannot tolerate receiving only your principal amount at maturity if the Underlying remains flat or depreciates over the term of the Notes.

♦  You would be unwilling to invest in the Notes if the Participation Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Participation Rate will be set on the Trade Date).

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline.

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Underlying.

♦  You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are not willing to accept the risks associated with the Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlying, please see the section titled “EURO STOXX 50® Equal Weight Index” below.

Indicative Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note
Term[2]:	Approximately 5.5 years
Reference Asset[3]:	EURO STOXX 50® Equal Weight Index (Bloomberg ticker symbol “SX5EWE<Index>“) (the “Underlying”)
Payment at Maturity (per Note):

•    If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Participation Rate. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlying Return
× Participation Rate)

•     If the Underlying Return is zero or negative, the Issuer will repay the full principal amount at maturity of $10.00 per Note.

If the Underlying Return is zero or negative, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Participation Rate:	101.00% to 110.00%. The actual Participation Rate will be set on the Trade Date and will not be less than 101.00%.
Underlying Return:	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level:	The Closing Level of the Underlying on the Trade Date
Final Underlying Level:	The Closing Level of the Underlying on the Final Valuation Date
Closing Level[3]:	Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

Investment Timeline

Trade Date:	The Initial Underlying Level is observed and the Participation Rate is set.

Maturity Date:

The Final Underlying Level is observed and the Underlying Return is determined on the Final Valuation Date.

If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Participation Rate. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlying Return
× Participation Rate)

If the Underlying Return is zero or negative, the Issuer will repay the full principal amount at maturity of $10.00 per Note.

If the Underlying Return is zero or negative, you will not receive any positive return on your investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Notes involves significant risks. The Issuer will not pay any interest on the Notes. You may receive only your principal amount at maturity and you may not receive any positive return on the Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the Closing Level of the Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain changes in or modifications to the Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or the securities composing the Underlying. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	The Notes do not pay interest and may not pay more than the principal amount — If the Underlying Return is zero or negative, you will receive only the principal amount for each Note you hold at maturity and will receive no positive return on your investment. As the Notes do not pay any interest, if the Underlying does not appreciate sufficiently over the term of the Notes, the overall return on the Notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The Notes have been designed for investors who are willing to forgo market fixed or floating interest rates in exchange for a return, if any, based on the performance of the Underlying.

♦	Repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of the Underlying is greater than the Initial Underlying Level.

♦	The Participation Rate applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the product of the performance of the Underlying and the Participation Rate and may be less than the Underlying’s return itself, even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Notes to maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the securities composing the Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying would have.

♦	The Underlying reflects the price return of the securities composing the Underlying, not the total return — The return on the Notes is based on the performance of the Underlying, which reflects changes in the market prices of the securities composing the Underlying. The Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlying.

♦	Potential Barclays Bank PLC impact on the level of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the securities composing the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

♦	The Final Underlying Level is not based on the level of the Underlying at any time other than the Final Valuation Date — The Final Underlying Level will be based solely on the Closing Level of the Underlying on the Final Valuation Date and the payment at maturity will be based solely on the Final Underlying Level as compared to the Initial Underlying Level. Therefore, if the level of the Underlying has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Underlying Level been determined at a time prior to such decline or after the level of the Underlying has recovered. Although the level of the Underlying on the Maturity Date or at other times during the term of your Notes may be higher than the level of the Underlying on the Final Valuation Date, you will not benefit from the level of the Underlying at any time other than the Final Valuation Date.

♦	Non-U.S. securities markets risks — The equity securities composing the Underlying are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro — The Underlying is composed of non-U.S. securities denominated in euros. Because the level of the Underlying is also calculated in euros (and not in U.S. dollars), the performance of the Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based on the performance of the Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the level of the Underlying on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying and the securities composing the Underlying;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Underlying;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the Underlying trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, selecting a successor underlying or, if no successor underlying is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Underlying on any date of determination in the event of certain changes in or modifications to the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Hypothetical Examples and Return Table of the Notes at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $10 principal amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 5.5 years
Hypothetical Initial Underlying Level:	100.00
Hypothetical Participation Rate:	101.00% (the bottom of the range of 101.00% to 110.00%)

*	Terms used for purposes of these hypothetical examples may not represent the actual Participation Rate, Initial Underlying Level or Final Underlying Level. The actual Participation Rate will be set on the Trade Date. The hypothetical Initial Underlying Level of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Level. The actual Initial Underlying Level will be based on the Closing Level of the Underlying on the Trade Date, and the actual Final Underlying Level will be the Closing Level of the Underlying on the Final Valuation Date. For historical Closing Levels of the Underlying, please see the historical information set forth under the section titled “EURO STOXX 50® Equal Weight Index” below. We cannot predict the Closing Level of the Underlying on any day during the term of the Notes, including on the Final Valuation Date.

Final Underlying Level	Underlying Return	Payment at Maturity	Total Return on Notes at Maturity[1]
180.00	80.00%	$18.080	80.80%
170.00	70.00%	$17.070	70.70%
160.00	60.00%	$16.060	60.60%
150.00	50.00%	$15.050	50.50%
140.00	40.00%	$14.040	40.40%
130.00	30.00%	$13.030	30.30%
120.00	20.00%	$12.020	20.20%
110.00	10.00%	$11.010	10.10%
105.00	5.00%	$10.505	5.05%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
70.00	-30.00%	$10.000	0.00%
60.00	-40.00%	$10.000	0.00%
50.00	-50.00%	$10.000	0.00%
40.00	-60.00%	$10.000	0.00%
30.00	-70.00%	$10.000	0.00%
20.00	-80.00%	$10.000	0.00%
10.00	-90.00%	$10.000	0.00%
0.00	-100.00%	$10.000	0.00%

[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Note to the purchase price of $10 per Note.

Example 1 — The Closing Level of the Underlying increases 20.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 120.00, resulting in an Underlying Return of 20.00%. Because the Underlying Return of 20.00% is positive, the Issuer will pay a payment at maturity calculated as follows per Note:

$10 + ($10 × Underlying Return × Participation Rate)
$10 + ($10 × 20.00% × 101.00%) = $10 + $2.020 = $12.020

The payment at maturity of $12.020 per Note represents a total return on the Notes of 20.20%.

Example 2 — The Closing Level of the Underlying decreases 20.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 80.00, resulting in an Underlying Return of -20.00%.

Because the Underlying Return is negative, the Issuer will repay the full principal amount at maturity of $10.000 per Note.

The payment at maturity of $10.000 per Note represents a total return on the Notes of 0.00%.

If the Underlying Return is zero or negative, you will not receive any positive return on your investment.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays EFS Solutions Structuring Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

EURO STOXX 50® Equal Weight Index

The Underlying is composed of the same 50 component stocks included in the EURO STOXX 50® Index, but is price-weighted using weighting factors to achieve an equal weighting for each component stock. The 50 component stocks are market leaders in terms of free-float market capitalization from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the Underlying, see “Annex—EURO STOXX 50® Equal Weight Index” below.

Historical Information

The Underlying was launched on April 11, 2011 and therefore has limited historical performance. The following graph sets forth the performance of the Underlying from April 11, 2011 through December 7, 2017, based on the daily Closing Levels of the Underlying. The Closing Level of the Underlying on December 7, 2017 was 985.13.

We obtained the Closing Levels of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the Underlying during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in a positive return on your investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Annex— EURO STOXX 50® Equal Weight Index

All information contained in this pricing supplement regarding the EURO STOXX 50® Equal Weight Index (the “Underlying”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The Underlying is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the Underlying.

The Underlying is reported by Bloomberg L.P. under the ticker symbol “SX5EWE.”

The Underlying was created by STOXX Limited, a wholly owned subsidiary of Deutsche Börse AG. Publication of the Underlying began on April 11, 2011 based on an initial Underlying value of 1,000 on December 31, 1999. The Underlying is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Underlying. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Index Composition and Maintenance

The Underlying consists of the same stocks as its parent index, the EURO STOXX 50® Index (the “Parent Index”). Consequently, the component selection process, index review frequency and ongoing maintenance process of the Underlying match those of the Parent Index.

The Parent Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the EURO STOXX® Supersector indices, which includes stocks selected from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the Parent Index. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Industry Classification Benchmark.

The composition of the Parent Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. The composition of the Parent Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion. Any resulting changes from the monthly review are implemented on the close of the fifth trading day following the monthly review and are effective the next trading day. Changes in the composition of the Parent Index are made to ensure that the Parent Index includes the 50 market sector leaders from within the EURO STOXX® Index.

The Parent Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Parent Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

With regard to replacement stocks, all changes affecting the Parent Index also apply to the Underlying. A newly added component is given the same weight as the deleted one. The new weighting factor of the replacement stock is calculated as the quotient of (i) the product of (a) the weighting factor of the deleted stock times (b) the price in Euros of the deleted stock divided by (ii) the price in Euros of the replacement stock, all as calculated on the date of the closing price for weighting factor calculation.

Index Calculation

The Underlying is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Underlying value can be expressed as follows:

Index =	Total “units” of the Underlying
Divisor

The “total ‘units’ of the Underlying” is equal to the sum of the products of the closing price, the weighting factor and the weighting cap factor for each component stock as of the time the Underlying is being calculated.

Weighting factors are applied in the calculation of the Underlying instead of the free float factors and number of shares used in the Parent Index. The weighting factors are calculated to achieve an equal weight for each of the component stocks at the quarterly index review.

Each weighting factor for a component stock is reviewed, calculated and implemented on a quarterly basis and is fixed until the next quarterly review. Certain extraordinary adjustments to weighting factors are implemented and made effective more quickly. The weightings are published on the second Friday of each quarter, one week prior to quarterly review implementation using that Thursday’s closing prices.

The weight of a component stock within the Underlying is determined by multiplying the closing price of the component stock by the weighting factor and the weighting cap factor. The weighting cap factor for a component stock limits the maximum weighting for a component stock at the time of review and is equal to the quotient of (i) 100,000,000,000 divided by (ii) the closing price in Euros of the component stock, rounded to the nearest integer. Weighting cap factors are updated during the regular quarterly index reviews and are not adjusted for corporate actions.

The Underlying is also subject to a divisor, which is adjusted to maintain the continuity of the Underlying values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

Adjusted price = closing price – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split: Adjusted price = closing price × A / B New weighting factor = old weighting factor × B / A Divisor: unchanged

(3) Rights offering:

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: unchanged

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:

•    STOXX will announce the deletion of the company from the index following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.

•    The company may enter the index again at the next periodic index review, but only after the new rights issue shares have been listed.

 Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:

•    The rights issue shares are included into the index with a theoretical price on the ex-date;

•     The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;

•     The rights issue shares will have the same parameters as the parent company;

•     The rights issue shares will be removed at the close of the day they start to trade with traded price being available; and

•     The weighting factors will be increased after the new rights issue shares have been listed.

(4) Stock dividend: Adjusted price = closing price × A / (A + B) New weighting factor = old weighting factor × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock): Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New weighting factor = old weighting factor × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New weighting factor = old weighting factor * closing price / adjusted price

Divisor: unchanged

(9) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A New weighting factor for the spin-off = weighting factor of the parent company × B/A Divisor: decreases
(10) Combination stock distribution (dividend or split) and rights offering: For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new weighting factor” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: unchanged

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: no change

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New weighting factor = old weighting factor × closing price / adjusted price

Divisor: unchanged

(11) Addition / deletion of a company: No price adjustments are made. The net change in units determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in units determines the divisor adjustment.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited whereby we, in exchange for a fee, are permitted to use the Underlying in connection with certain securities, including the Notes. We are not affiliated with STOXX Limited; the only relationship between STOXX Limited and us is any licensing of the use of STOXX Limited’s indices and trademarks relating to them.

The license agreement between STOXX Limited and us provides that the following language must be set forth herein:

“STOXX Limited and its licensors (the ‘Licensors’) have no relationship to Barclays Bank PLC, other than the licensing of the Underlying and the related trademarks for use in connection with the Notes.”

STOXX Limited and its Licensors do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the Underlying or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the Notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Underlying and the data included in the Underlying;

•	The accuracy or completeness of the Underlying and its data;

•	The merchantability and the fitness for a particular purpose or use of the Underlying and its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the Underlying or its data;

•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Barclays Bank PLC and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.”